Exhibit 99

For Immediate Release

Wright Investors’ Service Holdings, Inc. Reports Results for the Quarter Ended March 31, 2018

Greenwich, CT, May 10, 2018 -- Wright Investors’ Service Holdings, Inc.  (OTC Markets: WISH) announced today revenue of $1,389,000 for the quarter ended March 31, 2018, compared to revenue of $1,344,000 reported for the quarter ended March 31, 2017.  Net loss was $(417,000) for the quarter ended March 31, 2018, $(0.02) per basic and diluted share, compared to a net loss of $(402,000), $(0.02) per basic and diluted share, for the quarter ended March 31, 2017.

For the quarter ended March 31, 2018, Adjusted EBITDA, before equity compensation expense and transaction costs was $(97,000) as compared to $(208,000) for the quarter ended March 31, 2017.

On April 11, 2018, the Board of Directors of the Company voted to enter into a Stock Purchase Agreement providing for the sale of 100% of the issued and outstanding common stock of The Winthrop Corporation, to Khandwala Capital Management, Inc., a company principally owned and controlled by Amit S. Khandwala, the current Co-Chief Executive Officer and Chief Investment Officer of Winthrop for $6 million, subject to certain adjustments for intercompany accounts at closing.  The sale transaction is subject to the approval of the stockholders of the Company.

The sale transaction is subject to various closing conditions and it is anticipated that such closing will take place promptly after the date on which the Company’s stockholder meeting is held if the sale is approved at such meeting.  The Company anticipates that the closing will occur on or prior to July 31, 2018.

Wright Investors’ Service Holdings, Inc. through its wholly-owned subsidiary Wright Investors’ Service, Inc. is an investment management and financial advisory firm, with approximately $1.3 billion of assets under management at March 31, 2018  that is known for its disciplined and quality focus.  For more than 50 years, Wright has used well-defined and sophisticated investment strategies to help institutions, plan sponsors, bank trust departments, trust companies and individual investors achieve their financial objectives through a sensible approach to managing assets that balances risk and return.  At the center of Wright’s investment process is the Wright Investment Committee.  The Committee consists of a select group of senior investment professionals who are supported by an experienced staff. Founded as a research organization in 1960, Wright develops and publishes investment research reports on over 35,000 companies worldwide along with its established investment commentaries on the economy and investment markets.

Forward-Look Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the Company’s long-term growth prospects. Forward-looking information may be identified by such forward-looking terminology as “anticipate,” “believe,” “may,” “will,” and similar terms or variations of such terms.  These forward-looking statements involve significant risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  Additional information on these and other risks, uncertainties and factors is included in Wright’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the SEC. You are urged to consider all such risks and uncertainties.  In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to, and do not plan to, update any such forward-looking statements, other than as required by law.

Contact:
Wright Investors’ Service Holdings, Inc.
Ira J. Sobotko
Vice President and Chief Financial Officer
914-242-5778

Tables Follow:

 WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
 Non- GAAP Reconciliation- EBITDA and Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months ended March 31,
	2018	2017
Net loss	$(417)	$(402)
Interest expense and other loss, net	20	26
Income tax expense	13	12
Depreciation and amortization	112	102
EBITDA	(272)	(262)

Equity based compensation	43	54
Transaction costs	132	-
Adjusted EBITDA	$(97)	$(208)

The Company,  through its wholly-owned subsidiary,  has one operating segment which is engaged in the investment management and financial advisory business and derives its revenue from investment management services, other investment advisory services and financial research. The Company’s corporate operations are not considered an operating segment and the Company does not allocate corporate expense for management and administrative services or income and expense related to other corporate activity to its operating segment to measure its operations.  The Company’s management utilizes Adjusted EBITDA to measure segment performance.

EBITDA is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or cash flow, or as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is calculated as EBITDA prior to non-cash stock compensation expense and non-recurring items shown above.

Following is a non-GAAP, unaudited reconciliation of adjusted EBITDA of the operating segment to loss from operations before income taxes (in thousands):

	Quarter ended March 31,
	2018	2017
Adjusted EBITDA of operating segment	$334	$172

Corporate expenses (1)	(431)	(380)

Adjusted EBITDA (loss)	(97)	(208)

Other operating expenses:
Depreciation and amortization	(112)	(102)
Equity based compensation	(43)	(54)
Transaction costs	(132)	-

Operating loss	(384)	(364)

Non- operating income (expense):
Interest expense and other loss, net	(20)	(26)

Loss from operations before income taxes	$(404)	$(390)

Following is a summary of the Company's total
assets (in thousands):
	March 31,	December 31,
	2018	2017
Operating segment	$6,152	$6,160
Corporate (2)	5,634	6,286
	$11,786	$12,446

(1) Consists primarily of compensation related expenses, facility costs and professional fees
(2) Consists principally of cash and cash equivalents

WRIGHT INVESTORS' SERVICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues
Investment management services	$570	$492
Other investment advisory services	603	669
Financial research and related data	216	183
	1,389	1,344
Expenses
Compensation and benefits	859	917
Other operating	782	791
Transaction costs	132	-
	1,773	1,708

Operating loss	(384)	(364)

Interest expense and other loss, net	(20)	(26)

Loss before income taxes	(404)	(390)

Income tax expense	(13)	(12)
Net loss	$(417)	$(402)

Basic and diluted net loss per share	$(0.02)	$(0.02)